September 27, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated September 22, 2006 of Wells Real Estate Fund VII, L.P. and are in agreement with the statements contained in paragraphs a,b,c and d on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP